Exhibit (a)(8)

CONTACTS:	Arnold Nixon

(510) 620-5000

Immediate

May 22, 2006

DICON FIBEROPTICS, INC. ANNOUNCES EXTENSION OF TENDER OFFER RELATING TO GOING PRIVATE TRANSACTION

RICHMOND, CALIFORNIA: DiCon Fiberoptics, Inc. today announced the extension of the expiration date of its previously announced $1.00 per share cash tender offer for 154,000 shares of DiCon Fiberoptics, Inc. As extended, the offer will expire at 9:00 p.m. California time on Tuesday, June 6, 2006 unless extended by the Corporation.

DiCon also announced today that it has received and is in the process of responding to comments from the Securities and Exchange Commission in connection with the previously filed tender offer materials. DiCon may extend the expiration of the tender offer pending resolution of the SEC comments.

As of May 19, 2006, approximately 9,557,996 shares of DiCon Common Stock had been tendered to the Company at the price of $1.00 per share.

Jean Lin will be the Company’s Transfer Agent for the shares tendered. Questions to or requests for assistance may be directed to Jean Lin, Transfer Agent, at (510) 620-5352 or jlin@diconfiber.com.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of DiCon Fiberoptics, Inc. common stock. The offer is made solely by the Offer to Purchase dated April 25, 2006 and the related Letter of Transmittal.

Certain of the foregoing statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of DiCon to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this Release. DiCon expressly disclaim any obligation or undertaking to update the forward-looking statements except as required under applicable law.